Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation adds Heather B. Redman to Board of Directors

ALLENTOWN, Pa. (Oct. 11, 2021) – PPL Corporation (NYSE: PPL) has announced that Heather B. Redman has joined the company’s Board of Directors effective today. Redman is co-founder and managing partner of Flying Fish Partners, a venture capital firm investing in early stage artificial intelligence and machine learning startups, including energy-related applications. She will serve as a member of the Audit and Finance committees.
“We’re thrilled to welcome Heather to PPL’s board,” said independent Board Chair Craig A. Rogerson. “Heather’s expertise in disruptive technologies, industry transformation, energy development and energy technology will be invaluable to PPL as we focus on driving innovation, creating next-generation energy networks and best positioning PPL for growth in the clean energy transition.”
With Redman’s appointment, PPL’s board comprises 10 directors, nine of whom are independent.
Redman, who has served in her current role with Flying Fish Partners since 2016, has a long history of growing innovative companies. At Flying Fish, she is the lead in raising capital for the firm and is a member of the firm’s investment team. From 2014 to 2017, she served as vice president of Business Operations for Indix Corporation, a big data artificial intelligence startup. From 2001 to 2014, she was principal and senior vice president of Summit Power Group, leading development of clean energy projects, including utility-scale wind and solar projects, while navigating complex and shifting regulatory and commercial environments. Prior to joining Summit Power Group, she served in executive leadership positions with Atom Entertainment, PhotoDisc and Getty Images. This included serving as senior vice president and general counsel of Getty Images.
Redman holds a juris doctor from Stanford Law School and a bachelor of arts degree from Reed College.
About PPL
PPL Corporation (NYSE:PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 2.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #
Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.